ALLIANCEBERNSTEIN VARIABLE PRODUCTS
SERIES FUND, INC.
EXHIBIT 77Q1
811-05398
PLAN OF ACQUISITION AND LIQUIDATION
ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES
FUND, INC.
WITH RESPECT TO ITS SERIES
ALLIANCEBERNSTEIN GLOBAL BOND PORTFOLIO
AND
ALLIANCEBERNSTEIN U.S. GOVERNMENT/HIGH
GRADE SECURITIES PORTFOLIO
As of
February 7, 2008
    This Plan of Acquisition and Liquidation (the ?Plan?) has
been adopted by the Board of Directors of AllianceBernstein
Variable Products Series Fund, Inc., a Maryland corporation (the ?Corporation?), as of this 7th day of February, 2008, to provide for the reorganization of AllianceBernstein Global Bond Portfolio (the ?Acquired Portfolio?) into AllianceBernstein U.S.
Government/High Grade Securities Portfolio (the ?Acquiring Portfolio?). The Acquired Portfolio and the Acquiring Portfolio (together, the ?Portfolios?) are each separate series of the Corporation, an open-end management investment company registered with the Securities and Exchange Commission (the
?SEC?) under the Investment Company Act of 1940, as amended
(the ?1940 Act?).
    The Board of Directors (the ?Board?) has determined that it is in the best interest of the stockholders of the Acquiring Portfolio and the Acquired Portfolio that the Acquired Portfolio transfer all of the assets attributable to its Class A shares held by its stockholders (?Stockholders?) in exchange for Class A shares of equal net asset value of the Acquiring Portfolio (?Class A
Acquisition Shares?), transfer all of the assets attributable to its Class B shares held by its Stockholders in exchange for Class B shares of equal net asset value of the Acquiring Portfolio (?Class B Acquisition Shares? and together with Class A Acquisition Shares, the ?Acquisition Shares?) and distribute Class A Acquisition
Shares and Class B Acquisition Shares, respectively, of the
Acquired Portfolio and that the Corporation redeem the
outstanding shares (the ?Acquired Portfolio Shares?) of the
Acquired Portfolio, all as provided for below (the ?Acquisition?).
    In this Plan of Acquisition, any references to a Portfolio taking action shall mean and include all necessary actions of the Corporation on behalf of a Portfolio, unless the context of this Plan of Acquisition or the 1940 Act requires otherwise.
    The Corporation intends that the Acquisition qualify as a ?reorganization? within the meaning of Section 368(a) of the
United States Internal Revenue Code of 1986, as amended (the
?Code?), and any successor provisions, and that with respect to the Acquisition, the Acquiring Portfolio and the Acquired Portfolio
will each be a ?party to a reorganization? within the meaning of
Section 368(b) of the Code.
1.	Definitions
    In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act
Securities Act of 1933, as amended.


Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Portfolio or its shares, as appropriate, whether or not determinable at the Effective Time
(as defined herein) and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the Acquired
Portfolio or attributable to its shares and any deferred or prepaid expense, other than unamortized organizational expenses, shown as an asset on the Acquired Portfolio?s books.


Closing Date
Such date as the officers of the Corporation shall designate.


Effective
Time
5:00 p.m., Eastern Time, on the Closing Date, or such other time as the officers of the Corporation shall designate.


Financial
Statements
The audited financial statements of the relevant
Portfolio for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Portfolio for its most recently completed semi-annual period.


Liabilities
All liabilities, expenses and obligations of any kind whatsoever of the Acquired Portfolio, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.


N-14
Registration
Statement
The Registration Statement of the Acquiring
Portfolio on Form N-14 under the 1940 Act that will register the Acquisition Shares to be issued in the Acquisition.


Valuation
Time
The close of regular session trading on the New
York Stock Exchange (?NYSE?) on the Closing
Date, when for purposes of the Plan, the Corporation determines the net asset value per Acquisition Share of the Acquiring Portfolio and the net value of the assets of the Acquired
Portfolio.


NAV
A Portfolio?s net asset value is calculated by
valuing and totaling assets and then subtracting
liabilities and then dividing the balance by the
number of shares that are outstanding.
2.	Regulatory Filings
    The Acquiring Portfolio shall promptly prepare and file the
N-14 Registration Statement with the SEC, and the Acquiring Portfolio and the Acquired Portfolio also shall make any other required or appropriate filings with respect to the actions contemplated hereby.
3.	Transfer of the Acquired Portfolio?s Assets
    The Acquiring Portfolio and the Acquired Portfolio shall take the following steps with respect to the Acquisition, as applicable:
(a)	On or prior to the Closing Date, the Acquired Portfolio
shall pay or provide for the payment of all of the
Liabilities, expenses, costs and charges of or
attributable to the Acquired Portfolio that are known to
the Acquired Portfolio and that are due and payable
prior to or as of the Closing Date.
(b)	Prior to the Effective Time, except to the extent
prohibited by Rule 19b-1 under the 1940 Act, the
Acquired Portfolio will declare to Acquired Portfolio
Stockholders of record a dividend or dividends which,
together with all previous such dividends, shall have the
effect of distributing (a) all the excess of (i) the
Acquired Portfolio?s investment income excludable
from gross income under Section 103(a) of the Code
over (ii) the Acquired Portfolio?s deductions disallowed
under Sections 265 and 171(a)(2) of the Code, (b) all of
the Acquired Portfolio?s investment company taxable
income (as defined in Code Section 852), (computed in
each case without regard to any deduction for dividends
paid), and (c) all of the Acquired Portfolio?s net realized
capital gain (as defined in Code Section 1222), if any
(after reduction for any capital loss carryover), for the
taxable year ending on December 31, 2007 and for the
short taxable year beginning on January 1, 2008, and
ending on the Closing Date. Such dividends will be
declared and paid to ensure continued qualification of
the Acquired Portfolio as a ?regulated investment
company? for tax purposes and to eliminate fund-level
tax.
(c)	At the Effective Time, the Acquired Portfolio shall
assign, transfer, deliver and convey the Assets to the
Acquiring Portfolio, subject to the Liabilities, and the
Acquiring Portfolio shall then accept the Assets and
assume the Liabilities such that at and after the
Effective Time (i) the Assets at and after the Effective
Time shall become and be assets of the Acquiring
Portfolio, and (ii) the Liabilities at the Effective Time
shall attach to the Acquiring Portfolio, and shall be
enforceable against the Acquiring Portfolio to the same
extent as if initially incurred by the Acquiring Portfolio.
The Corporation shall redeem the outstanding shares of
the Acquired Portfolio by issuance of shares of
Acquiring Portfolio as described more fully below.
(d)	Within a reasonable time prior to the Closing Date, the
Acquired Portfolio shall provide, if requested, a list of
the Assets to the Acquiring Portfolio. The Acquired
Portfolio may sell any asset on such list prior to the
Effective Time. After the Acquired Portfolio provides
such list, the Acquired Portfolio will not acquire any
additional securities or permit to exist any
encumbrances, rights, restrictions or claims not
reflected on such list, without the approval of the
Acquiring Portfolio. Within a reasonable time after
receipt of the list and prior to the Closing Date, the
Acquiring Portfolio will advise the Acquired Portfolio
in writing of any investments shown on the list that the
Acquiring Portfolio has determined to be inconsistent
with its investment objective, policies and restrictions.
The Acquired Portfolio will dispose of any such
securities prior to the Closing Date to the extent
practicable and consistent with applicable legal
requirements, including the Acquired Portfolio?s
investment objectives, policies and restrictions. In
addition, if the Acquiring Portfolio determines that, as a
result of the Acquisition, the Acquiring Portfolio would
own an aggregate amount of an investment that would
exceed a percentage limitation applicable to the
Acquiring Portfolio, the Acquiring Portfolio will advise
the Acquired Portfolio in writing of any such limitation
and the Acquired Portfolio shall dispose of a sufficient
amount of such investment as may be necessary to
avoid the limitation as of the Effective Time, to the
extent practicable and consistent with applicable legal requirements, including the Acquired Portfolio?s investment objectives, policies and restrictions.
(e)	The Acquired Portfolio shall assign, transfer, deliver
and convey the Assets to the Acquiring Portfolio at the
Effective Time on the following basis:
(1)	The value of the Assets less the Liabilities of the
Acquired Portfolio attributable to shares of Class
A held by Stockholders and shares of Class B
held by Stockholders, determined as of the
Valuation Time, shall be divided by the then
NAV of one Class A and Class B Acquisition
Share, as applicable, and, in exchange for the
transfer of the Assets, the Acquiring Portfolio
shall simultaneously issue and deliver to the
Acquired Portfolio the number of Class A and
Class B Acquisition Shares (including fractional
shares) so determined, rounded to the second
decimal place or such other decimal place as the
officers of the Corporation shall designate;
(2)	The NAV of Class A and Class B Acquisition
Shares to be delivered to the Acquired Portfolio
shall be determined as of the Valuation Time in
accordance with the Acquiring Portfolio?s then
applicable valuation procedures, and the net
value of the Assets to be conveyed to the
Acquiring Portfolio shall be determined as of the
Valuation Time in accordance with the then
applicable valuation procedures of the Acquired
Portfolio; and
(3)	The portfolio securities of the Acquired Portfolio
shall be made available by the Acquired
Portfolio to The Bank of New York, as custodian
for the Acquiring Portfolio (the ?Custodian?), for
examination no later than five business days
preceding the Valuation Time. On the Closing
Date, such portfolio securities and all the
Acquired Portfolio?s cash shall be delivered by
the Acquired Portfolio to the Custodian for the
account of the Acquiring Portfolio, such
portfolio securities to be duly endorsed in proper
form for transfer in such manner and condition
as to constitute good delivery thereof in
accordance with the custom of brokers or, in the
case of portfolio securities held in the U.S.
Treasury Department?s book-entry system or by
The Depository Trust Company, Participants
Trust Company or other third party depositories,
by transfer to the account of the Custodian in
accordance with Rule 17f-4, Rule 17f-5 or Rule
17f-7, as the case may be, under the 1940 Act
and accompanied by all necessary federal and
state stock transfer stamps or a check for the
appropriate purchase price thereof. The cash
delivered shall be in the form of currency or
certified or official bank checks, payable to the
order of the Custodian, or shall be wired to an
account pursuant to instructions provided by the
Acquiring Portfolio.
(f)	Promptly after the Closing Date, the Acquired Portfolio
will deliver to the Acquiring Portfolio a Statement of
Assets and Liabilities of the Acquired Portfolio as of
the Closing Date.
4.	Termination of the Acquired Portfolio, Registration of
Acquisition Shares and Access to Records
    The Acquired Portfolio and the Acquiring Portfolio also shall take the following steps, as applicable:
(a)	At or as soon as reasonably practical after the Effective
Time, the Acquired Portfolio shall terminate by
transferring pro rata to its Class A Stockholders of
record Class A Acquisition Shares received by the
Acquired Portfolio pursuant to Section 3(e)(1) of this
Plan and to its Class B Stockholders of record Class B
Acquisition Shares received by the Acquired Portfolio
pursuant to Section 3(e)(1) of this Plan. The Acquiring
Portfolio shall establish accounts on its share records
and note on such accounts the names of the former
Acquired Portfolio Stockholders and the types and
amounts of the Acquisition Shares that former Acquired
Portfolio Stockholders are due based on their respective
holdings of the Acquired Portfolio Shares as of the
close of business on the Closing Date. Fractional
Acquisition Shares shall be carried to the second
decimal place. The Acquiring Portfolio shall not issue
certificates representing the Acquisition Shares in
connection with such exchange. All issued and
outstanding Acquired Portfolio Shares will be
simultaneously redeemed and cancelled on the books of
the Acquired Portfolio. Ownership of the Acquisition
Shares will be shown on the books of the Acquiring
Portfolio?s transfer agent.
Following distribution by the Acquired Portfolio to its
Stockholders of all Acquisition Shares delivered to the
Acquired Portfolio, the Acquired Portfolio shall wind
up its affairs and shall take all steps as are necessary
and proper to terminate as soon as is reasonably
possible after the Effective Time.
(b)	At and after the Closing Date, the Acquired Portfolio
shall provide the Acquiring Portfolio and its transfer
agent with immediate access to: (i) all records
containing the names, addresses and taxpayer
identification numbers of all of the Acquired Portfolio?s Stockholders and the number and percentage ownership of the outstanding shares of the Acquired Portfolio
owned by Stockholders as of the Effective Time, and
(ii) all original documentation (including all applicable
Internal Revenue Service forms, certificates,
certifications and correspondence) relating to the
Acquired Portfolio Stockholders? taxpayer
identification numbers and their liability for or
exemption from back-up withholding. The Acquired
Portfolio shall preserve and maintain, or shall direct its
service providers to preserve and maintain, records with
respect to the Acquired Portfolio as required by
Section 31 of, and Rules 31a-1 and 31a-2 under, the
1940 Act.
5.	Conditions to Consummation of the Acquisition
    The consummation of the Acquisition shall be subject to the following conditions precedent:
(a)	There shall have been no material adverse change in the
financial condition, results of operations, business,
properties or assets of the Acquiring Portfolio or the
Acquired Portfolio since the date of the most recent
Financial Statements. Negative investment performance
shall not be considered a material adverse change.
(b)	The Corporation shall have received an opinion of
Seward & Kissel LLP, substantially to the effect that
for federal income tax purposes:
(1)	The Acquisition will constitute a
?reorganization? within the meaning of
Section 368(a) of the Code and that the
Acquiring Portfolio and the Acquired Portfolio
will each be ?a party to a reorganization? within
the meaning of Section 368(b) of the Code;
(2)	A Stockholder of the Acquired Portfolio will
recognize no gain or loss on the exchange of the
Stockholder?s shares of the Acquired Portfolio
solely for Acquisition Shares;
(3)	Neither the Acquired Portfolio nor the Acquiring
Portfolio will recognize any gain or loss upon
the transfer of all of the Assets to the Acquiring
Portfolio in exchange for Acquisition Shares and
the assumption by the Acquiring Portfolio of the
Liabilities pursuant to this Plan or upon the
distribution of Acquisition Shares to
Stockholders of the Acquired Portfolio in
exchange for their respective shares of the
Acquired Portfolio;
(4)	The holding period and tax basis of the Assets
acquired by the Acquiring Portfolio will be the
same as the holding period and tax basis that the
Acquired Portfolio had in such Assets
immediately prior to the Acquisition;
(5)	The aggregate tax basis of Acquisition Shares
received in connection with the Acquisition by
each Stockholder of the Acquired Portfolio
(including any fractional share to which the
Stockholder may be entitled) will be the same as
the aggregate tax basis of the shares of the
Acquired Portfolio surrendered in exchange
therefor, and increased by any gain recognized
on the exchange;
(6)	The holding period of Acquisition Shares
received in connection with the Acquisition by
each Stockholder of the Acquired Portfolio
(including any fractional share to which the
stockholder may be entitled) will include the
holding period of the shares of the Acquired
Portfolio surrendered in exchange therefor,
provided that such Acquired Portfolio shares
constitute capital assets in the hands of the
Stockholder as of the Closing Date; and
(7)	The Acquiring Portfolio will succeed to the
capital loss carryovers of the Acquired Portfolio
but the use of the Acquiring Portfolio?s existing
capital loss carryovers (as well as the carryovers
of the Acquired Portfolio) may be subject to
limitation under Section 383 of the Code after
the Acquisition.
The opinion will be based on certain factual
certifications made by officers of the Portfolios and will
also be based on customary assumptions and subject to
certain qualifications. The opinion is not a guarantee
that the tax consequences of the Acquisition will be as
described above.
Notwithstanding this subparagraph (b), Seward &
Kissel LLP will express no view with respect to the
effect of the Acquisition on any transferred asset as to
which any unrealized gain or loss is required to be
recognized at the end of a taxable year (or on the
termination or transfer thereof) under federal income
tax principles. Each Portfolio shall provide additional
factual representations to Seward & Kissel LLP with
respect to the Portfolios that are reasonably necessary to
enable Seward & Kissel LLP to deliver the tax opinion. Notwithstanding anything in this Plan to the contrary, neither Portfolio may waive in any material respect the
conditions set forth under this subparagraph (b).
(c)	The N-14 Registration Statement shall have become
effective under the 1933 Act as to the Acquisition
Shares, and the SEC shall not have instituted and, to the
knowledge of the Acquiring Portfolio, is not
contemplating instituting any stop order suspending the effectiveness of the N-14 Registration Statement.
(d)	No action, suit or other proceeding shall be threatened
or pending before any court or governmental agency in
which it is sought to restrain or prohibit, or obtain
damages or other relief in connection with the
Acquisition.
(e)	The SEC shall not have issued any unfavorable
advisory report under Section 25(b) of the 1940 Act nor
instituted any proceeding seeking to enjoin
consummation of the Acquisition under Section 25(c)
of the 1940 Act.
(f)	The Acquired Portfolio shall have received a letter from
AllianceBernstein L.P. (the ?Adviser?) with respect to
insurance matters in form and substance satisfactory to
the Acquired Portfolio.
(g)	The Acquiring Portfolio shall have received a letter
from the Adviser agreeing to indemnify the Acquiring
Portfolio in respect of certain liabilities of the Acquired Portfolio in form and substance satisfactory to the
Acquiring Portfolio.
6.	Closing
(a)	The Closing shall be held at the offices of the
Corporation, 1345 Avenue of the Americas, New York,
New York 10105, or at such other place as the officers
of the Corporation may designate.
(b)	In the event that at the Valuation Time (i) the NYSE
shall be closed to trading or trading thereon shall be
restricted, or (ii) trading or the reporting of trading on
said Exchange or elsewhere shall be disrupted so that
accurate appraisal of the value of the net assets of the
Acquired Portfolio or the Acquiring Portfolio is
impracticable, the Closing Date shall be postponed until
the first business day after the day when trading shall
have been fully resumed and reporting shall have been
restored; provided that if trading shall not be fully
resumed and reporting restored within three business
days of the Valuation Time, this Plan may be
terminated by the Board.
(c)	The Acquiring Portfolio will provide to the Acquired
Portfolio evidence satisfactory to the Acquired Portfolio
that Acquisition Shares issuable pursuant to the
Acquisition have been credited to the Acquired
Portfolio?s account on the books of the Acquiring
Portfolio. After the Closing Date, the Acquiring
Portfolio will provide to the Acquired Portfolio
evidence satisfactory to the Acquired Portfolio that such
Shares have been credited pro rata to open accounts in
the names of the Acquired Portfolio Stockholders.
(d)	At the Closing, each party shall deliver to the other such
bills of sale, instruments of assumption of liabilities,
checks, assignments, stock certificates, receipts or other
documents as such other party or its counsel may
reasonably request in connection with the transfer of
assets, assumption of liabilities and liquidation
contemplated by this Plan.
7.	Termination of Plan
    A majority of the Corporation?s Board may terminate this
Plan before the applicable Effective Time if: (i) any of the conditions precedent set forth herein are not satisfied; or (ii) the Board determines that the consummation of the Acquisition is not in the best interests of either Portfolio or its Stockholders.
8.	Termination of the Acquired Portfolio
    If the Acquisition is consummated, the Acquired Portfolio
shall terminate its registration under the 1940 Act and the 1933 Act and will terminate.
9.	Expenses
    The Acquisition expenses shall be borne on a relative net asset basis by the Portfolios.


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